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              FORM 3                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION              OMB APPROVAL OMB
--------------------------------------                 Washington, D.C.  20549                            Number: 3235-0104 Expires:
                                                                                                          December 31, 2001
                                                                                                          Estimated average burden
                                                                                                          hours per response... 0.5
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 (Print or Type Response)
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1. Name and Address of Reporting Person  2. Date of Event Requiring   4. Issuer Name and                  6. If Amendment,
                                            Statement                    Ticker or Trading Symbol            Date of Original
                                                                          SFBC International, Inc.
Krinsky        Lisa          Ann               10/11/2000                    SFBX                           _____/_____/_____
______________________________________      (Month/Date/Year)                                               (Month/Date/Year)
(Last)         (First)       (Middle)   ----------------------------- ----------------------------------- -------------------------
                                         3. IRS or Social Security    5. Relationship of Reporting        7. Individual or Joint/
11190 Biscayne Blvd.                     Number of Reporting             Person to Issuer                    Group Filing
______________________________________   Person (Voluntary)              (Check all applicable)              (Check Applicable Line)
(Street)
                                              ###-##-####             _X_ Director      _X_ 10% Owner
Miami,          FL          33181         --------------------        _X_ Officer (give _X_ Other (specify  _X_ Form filed by
______________________________________                                    title below)         below)           One Reporting
(City)       (State)          (Zip)
                                                                                  President                 ___ Form filed by More
                                                                      ---------------------------------         than One Reporting
                                                                                                                Person
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                                       Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security (Inst. 4)              2. Amount of Securities         3. Ownership Form: Direct (D)   4. Nature of Indirect
                                               Beneficially Owned              or Indirect (I)                 Beneficial Ownership
                                               (Inst. 4)                       (Inst. 5.)                      (Inst. 5)
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Common Stock                                     1,014,487                              (D)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  Page 1
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                             (Over)

FORM 3 (continued)         Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                            2. Date Exercisable      3. Title and Amount of Securities Underlying
1. Title of Derivative         and Expiration Date      Derivative Security (Instr. 4)
   Security (Instr. 4)         (Month/Day/Year)
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                                Date     Expiration          Title             Amount or
                            Exercisable     Date                            Number of Shares
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Common Stock Options(1)      12/31/99     08/03/04        Common Stock           100,000
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   4. Conversion or          5. Ownership Form of     6. Nature of Indirect
      Exercise Price of         Derivative Security:     Beneficial
      Derivative Security       Direct (D) or            Ownership
                                Indirect (I)             (Inst. 5)
                                (Inst. 5.)
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          $6.60                     (D)
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Explanation of Responses:

 (1)Commencing on 12/31/99, these options shall vest on each December 31 and June 30 in four equal increments of 16,667 shares and two final increments of 16,666 shares.
                                            /s/ LISA KRINSKY          10/11/2000
                                            _____________________________ ______
                                         ** Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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